Consent of Independent Registered Public Accounting Firm


As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated August 15, 2006 on the financial statements of the Industry Leaders(R) Fund as of June 30, 2006 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement on Form N-1A of the Industry Leaders(R) Fund (SEC File No. 811-09150 and 333-62893).


/s/ Cohen Fund Audit Services, Ltd.


Cohen Fund Audit Services, Ltd.
Westlake, Ohio
March 30, 2007